FIELDPOINT PETROLEUM REPORTS RESULTS FOR SECOND QUARTER 2016

AUSTIN, TX – August 15, 2016– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced financial results for the second quarter, ended June 30, 2016.

Phillip Roberson, President and CFO, said, “Although our financial performance was still well below that of the same quarter last year, we saw a significant improvement over the first quarter of this year. This is in great part due to an improvement in commodity pricing, but also to reductions in operating, depletion, and depreciation expenses.”

Q2 2016 Financial Highlights Compared to Q2 2015

•

Total Revenue decreased to $780,580 from $1,178,677;

•

Net Loss increased to a Loss of ($587,433) from a Loss of ($261,172); and

•

Loss per share increased, basic to a Loss of ($.07) from a Loss of ($.03).

 On July 26, 2016, we announced that the Company’s plan to regain compliance with the NYSE MKT continued listing standards had been accepted by NYSE Regulation, and that its listing on the exchange will continue pursuant to an extension described below. As accepted, the plan period runs through November 13, 2017, the targeted completion date. NYSE Regulation staff will review the Company periodically for compliance with the initiatives outlined in the plan. If the Company is not in compliance with the continued listing standards by the targeted completion date of November 13, 2017, or if the Company does not make progress consistent with the plan during the plan period, NYSE Regulation staff will initiate delisting proceeding as appropriate.

As part of its implementation of its plan to regain compliance, on August 12, 2016, the Company entered into a binding agreement with HFT Enterprises, LLC (the “Agreement” and “HFT”, respectively) in order to provide additional working capital to the Company.  The closing date shall be on or before September 30, 2016 (the “Closing Date”), subject to certain conditions.  Subject to the conditions set forth below, HFT shall purchase in two equal tranches, a number of newly-issued shares of common stock of the Company equal to 19.9% of the total number of issued and outstanding shares of the Company, as measured on the date of the Agreement, for a price of $0.45 per share (the “Shares”).  The first tranche will be purchased on the Closing Date and the purchase of the second tranche will be not later than December 31, 2016.  The shares will be restricted shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Agreement also grants to HFT the right to purchase an undivided 100% working interest on or before December 31, 2016 in the Company’s Elkhorn and JC Kinney leases in the Big Muddy Oil Field in Converse County, Wyoming (the “Lease Interest”) for a purchase price of $430,000.00.  If consummated, all proceeds from the sale of the Lease Interest must be used to pay down the Company’s indebtedness owed to Citibank.  HFT’s commitments under the Agreement are conditioned upon Citibank having agreed to extend the maturity date on the Company’s current indebtedness until December 31, 2017, with interest only payments until the extended maturity date.  Also, the HFT will have the right to nominate one member of the Board of Directors

Mr. Roberson concluded with, “We appreciate the confidence that NYSE Regulation has expressed in us by accepting our plan to regain compliance with the NYSE MKT continued listing standards. Our agreement with HFT Enterprises, LLC is a step in that direction, and, with the support of our shareholders, we expect to meet those standards well before the targeted completion date of November 2017. We are also exploring the possibility to declaring another holiday of the warrant exercise price of our publicly traded warrants as a way of raising additional equity.”

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746